UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 AccessTel, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Colorado                                  59-2159271
     ------------------------               ----------------------------------
    (State or jurisdiction of              (I.R.S. Employer Identification No.)
  incorporation or organization)

101 West Mineral Avenue, Littleton, Colorado                            80120
-----------------------------------------                             ----------
(Address of Principal Executive Offices)                              (Zip Code)


  Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2003
  ----------------------------------------------------------------------------
                            (Full title of the plan)


                            Mr. Randall L. Middleton
                             101 West Mineral Avenue
                            Littleton, Colorado 80120
                      -------------------------------------
                     (Name and address of agent for service)

                                 (303) 831-9854
          -----------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ---------------------- ----------------------- ------------------
                                                       Proposed            Proposed maximum
 Title of securities to       Amount to be         maximum offering       aggregate offering          Amount of
     be registered             registered          price per share*             price             registration fee
------------------------- ---------------------- ---------------------- ----------------------- ------------------
Common Stock, par value         3,500,000                 $0.32               $1,120,000               $103.04
    $0.001 per share
------------------------- ---------------------- ---------------------- ----------------------- ------------------
         Total                  3,500,000                                     $1,120,000               $103.04
------------------------- ---------------------- ---------------------- ----------------------- ------------------

     *Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the General Rules and Regulations promulgated under the Securities Act of 1933. Pursuant to Rule 457(h), based upon the average of the high and low bid prices for the common stock on the OTC Bulletin Board on December 29, 2003, of $.32.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         See Item 2. below.

Item 2.  Registrant Information and Employee Plan Annual Information.

     The registrant will deliver, or cause to be delivered, the documents containing the information specified in Part I, Items 1. and 2., of Form S-8 to each participant in the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2003 in accordance with Form S-8 and Rule 428 of the General Rules and Regulations promulgated under the Securities Act of 1933. The registrant will also provide a written statement to participants advising them that, upon written or oral request, the Registrant will make available to them, without charge, (i) the documents incorporated by reference in Item 3. of Part II of this registration statement and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus and will include the address (giving title or department) and telephone number to which the request is to be directed.


                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following are incorporated by reference in this registration statement:

     (a) The registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 on May 21, 2003.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report on Form 10-KSB referred to in (a) above.

     (c) The description of the registrant's common stock contained in the registration statement on Form 10-SB filed by the registrant to register the common stock under Section 12 of the Securities Exchange Act of 1934, including all amendments filed for the purpose of updating the description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of the documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Neither our Articles of Incorporation nor our Bylaws contain a provision entitling any director or officer to indemnification against liability under the Securities Act of 1933. The Utah Code, as amended, permits us to indemnify our officers, directors, employees and agents from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee or agent acted in good faith and in a manner that the person believed to be in the best interests of the registrant. A determination may be made by the stockholders; by a majority of the directors who are not parties to the action, suit or proceeding; or by opinion of independent legal counsel in the event a quorum of directors who are not a party to the action, suit or proceeding does not exist.

     Provided the terms and conditions of these provisions under Utah law are met, officers, directors, employees and agents of the registrant may be indemnified against any cost, loss or expense arising out of any liability under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that, in the opinion of the Securities and Exchange Commission, the indemnification is against public policy and is, therefore, unenforceable.

     The Utah Code, as amended, provides further for permissive indemnification of officers and directors as follows:

     16-10a-902. Authority to indemnify directors.

     (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

          (a) his conduct was in good faith; and

          (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

          (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.


     (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).


     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.


     (4) A corporation may not indemnify a director under this section:

          (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or


          (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.


     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     16-10a-903. Mandatory indemnification of directors.

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

     16-10a-904. Advance of expenses for directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902;

          (b) the director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and


          (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under this part.


     (2) The undertaking required by Subsection (1)(b) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.


     (3) Determinations and authorizations of payments under this section shall be made in the manner specified

     16-10a-905. Court-ordered indemnification of directors.

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:


     (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

     (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

     16-10a-906. Determination and authorization of indemnification of directors.

     (1) A corporation may not indemnify a director under Section 16-10a-902 unless authorized and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 16-10a-902. A corporation may not advance expenses to a director under Section 16-10a-904 unless authorized in the specific case after the written affirmation and undertaking required by Subsections 16-10a-904(1)(a) and (b) are received and the determination required by Subsection 16-10a-904(1)(c) has been made.

     (2) The determinations required by Subsection (1) shall be made:

          (a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or


          (b) if a quorum cannot be obtained as contemplated in Subsection
     (2)(a), by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee;


          (c) by special legal counsel:

               (i) selected by the board of directors or its committee in the manner prescribed in Subsection (a) or (b); or


               (ii) if a quorum of the board of directors cannot be obtained under Subsection (a) and a committee cannot be designated under Subsection (b), selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate; or


               (d) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.


         (3) A majority of the votes entitled to be cast by the holders of all qualified shares constitutes a quorum for purposes of action that complies with this section. Shareholders' action that otherwise complies with this section is not affected by the presence of holders, or the voting, of shares that are not qualified shares.

     (4) Unless authorization is required by the bylaws, authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible. However, if the determination that indemnification or advance of expenses is permissible is made by special legal counsel, authorization of indemnification and advance of expenses shall be made by a body entitled under Subsection (2)(c) to select legal counsel.

     16-10a-907. Indemnification of officers, employees, fiduciaries, and agents.

     Unless a corporation's articles of incorporation provide otherwise:

     (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

     (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

     (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     The Registrant, with approval of the Registrant's Board of Directors, may obtain directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

     The exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached to this registration statement.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

     (d) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, Colorado, on December 29, 2003.

                                 ACCESSTEL, INC.



                                 By: /s/ Randall L. Middleton
                                     ---------------------------------
                                     Randall L. Middleton, President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date:  December 29, 2003            /s/ Randall L. Middleton
                                    ------------------------------------
                                    Randall L. Middleton, President and
                                    Director (Principal Executive Officer)


Date:  December 29, 2003            /s/ Thomas Rowan
                                    ------------------------------------------
                                    Thomas  Rowan,  Secretary,  Treasurer   and
                                    Director (Principal Financial and Accounting
                                    Officer)

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement on Form S-8.

Exhibit No.    Description
-----------    -----------
    4*         Non-Employee Directors and Consultants Retainer Stock Plan for
               the Year 2003

    5*         Opinion and Consent of Cudd & Associates

 23.1*         Consent of Radin, Glass & Co., LLP

 23.2*         Consent of Cudd & Associates (included in Exhibit 5 hereto)
------------

        *Filed herewith.